UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2026 (August 10, 2026)

CCS IX PORTFOLIO HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	000-56718	99-2441832
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd.,
Suite 2000, Los Angeles, CA	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 235-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Director and Officer.

On and effective as of 12:00 a.m. midnight on August 10, 2026, the Board of Directors (the “Board”) of CCS IX Portfolio Holdings, LLC (the “Company”) accepted the resignation of Raymond Barrios as a member of the Board and as Co-Chief Executive Officer of the Company. Mr. Barrios did not serve on any committees of the Board. Mr. Barrios’ decision to resign was not the result of any disagreement with management or the Board, or related to the Company’s operations, policies or practices. The Company and its Board appreciate the support and guidance Mr. Barrios has provided as a member of the Board and as an officer of the Company.

(c) Appointment of Officer.

Additionally, on and effective August 11, 2026, the Board appointed Eric Hall as the Company’s Co-Chief Executive Officer. Mr. Hall serves as President and Chief Executive Officer of Crescent Private Credit Income Corp. Mr. Hall also serves as a Managing Director of Crescent Capital Group LP (“Crescent”) within private credit. Prior to joining Crescent in 2007, Mr. Hall worked as a Financial Analyst in Lehman Brothers’ Investment Banking Division. Mr. Hall received a B.A. in Business Economics from the University of California, Los Angeles.

(d) Election of Director.

On and effective August 11, 2026, the Board elected Mr. Eric Hall as a director. Mr. Hall, who will serve as Chairman of the Board, will not receive any compensation or equity awards for his service as a director. Mr. Hall has not been named to serve on any committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CCS IX PORTFOLIO HOLDINGS, LLC

Date: August 14, 2026	By:	/s/ George P. Hawley
	Name:	George P. Hawley
	Title:	Secretary